As filed with the Securities and Exchange Commission on May 31, 2001
                                        Registration Statement No. 333-61054
===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                            ----------------------

                                  FORM S-3/A
                               (AMENDMENT NO. 1)
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                            ----------------------

                               BRITESMILE, INC.
            (Exact name of registrant as specified in its charter)

                            ----------------------

             UTAH                                      87-0410364
  (State or other jurisdiction             (I.R.S. Employer Identification No.)
of incorporation or organization)

                             490 North Wiget Lane
                            Walnut Creek, CA  94598
                                (925) 941-6260
                       (Address, including zip code, and
                    telephone number, including area code,
                           of registrant's principal
                              executive offices)

                            ----------------------

                                PETER HAUSBACK
                            CHIEF FINANCIAL OFFICER
                               BriteSmile, Inc.
                             490 North Wiget Lane
                            Walnut Creek, CA  94598
                                (925) 941-6260
                    (Name, address, including zip code, and
                    telephone number, including area code,
                             of agent for service)

                                   COPY TO:
                            JEFFREY M. JONES, ESQ.
                              WAYNE D. SWAN, ESQ.
                         DURHAM JONES & PINEGAR, P.C.
                          BROADWAY CENTRE, SUITE 900
                               111 EAST BROADWAY
                          SALT LAKE CITY, UTAH 84111
                                (801) 415-3000


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: from time to time after the effective date of this Registration Statement as determined by market conditions.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _______.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________.

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
===============================================================================
                                         Proposed     Proposed
                                         Maximum      Maximum
Title of Class of    Amount              Offering     Aggregate       Registra-
Securities           To be               Price        Offering        tion
to be Registered     Registered          Per Share    Price           Fee
-------------------------------------------------------------------------------

Common Stock,        5,371,428 shares    $9.52(1)     $51,135,995(1)  $12,784
$0.001 par value
per share

Common Stock,          537,143 shares(2) $9.52(3)     $ 5,113,601(3)  $ 1,278
$0.001 par value
per share

Totals               5,908,571 shares                 $56,249,596     $14,062

-------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) on the basis of the average high and low sale price of the common stock on the Nasdaq National Market on May 9, 2001.

(2) Shares issuable upon exercise of warrants issued to placement agent at exercise price of $5.25 per share in connection with private placement of $28,200,000 of restricted common stock.

(3)  Calculated pursuant to Rule 457(g).

     Pursuant to Rule 416, there are also registered hereby such additional indeterminate number of shares of such Common Stock as may become issuable as dividends or to prevent dilution resulting from stock splits, stock dividends or similar transactions.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a) OF THE ACT, MAY DETERMINE.
==============================================================================

Prospectus                         Subject to Completion, Dated May 31, 2001

The information in this prospectus is not complete, and it may change. This prospectus is included in a registration statement that BriteSmile filed with the Securities and Exchange Commission. The selling shareholders cannot sell these securities until that registration statement becomes effective. This prospectus is not an offer to sell these securities or the solicitation of an offer to buy these securities in any state where an offer to sell or the solicitation of an offer to buy is not permitted.


                               [BRITESMILE LOGO]

                               BriteSmile, Inc.

                               5,908,571 Shares
                                 Common Stock


     This prospectus relates to the public offering of 5,908,571 shares of our common stock that may be resold from time to time by the selling shareholders named in this prospectus. The shares being offered include 5,371,428 shares of common stock issued in connection with a private placement of common stock closed on April 30, 2001, and 537,143 shares that may be issued upon the exercise of common stock purchase warrants that were issued to the placement agent in connection with that private placement.

     The shares of common stock are being registered to permit the selling shareholders to resell the shares from time to time in the public market. The selling shareholders may resell the shares through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled "Plan of Distribution" beginning on page 15. We cannot assure you that the selling shareholders will resell all or any portion of the shares offered in this prospectus. The selling shareholders will receive all of the proceeds from the sale of the shares. We will not receive any of the proceeds from the sale of the shares, although we have paid the expenses of preparing this prospectus and the related registration expenses.

     Our common stock is quoted on the Nasdaq National Market and trades under the symbol "BSML". The last reported sale price for the common stock on May 9, 2001 on the Nasdaq National Market was $9.34 per share.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. YOU SHOULD CAREFULLY REVIEW THE RISK FACTORS BEGINNING ON PAGE 4 FOR A DISCUSSION OF THINGS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK. YOU SHOULD BE PREPARED TO ACCEPT ALL OF THE RISKS ASSOCIATED WITH PURCHASING THE SHARES, INCLUDING A LOSS OF YOUR INVESTMENT.

                             --------------------


     The Securities and Exchange Commission and state securities regulators have not approved or disapproved the shares, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                                 May __, 2001

                               Table of Contents


Table of Contents..........................................................   2
Summary....................................................................   3
Risk Factors...............................................................   4
Explanation About Forward-Looking Information..............................   9
Use of Proceeds............................................................   9
Dividend Policy............................................................   9
Selling Shareholders.......................................................  11
Plan of Distribution.......................................................  12
Legal Matters..............................................................  14
Experts....................................................................  14
SEC Position on Indemnification............................................  14
Where You Can Find More Information........................................  15


The terms "company," "BriteSmile," "we," "us," and "our" in this prospectus refer to BriteSmile, Inc.


We have not authorized any person to provide you with information that differs from what is in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The selling shareholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.



                             ---------------------

                                    Summary

     This summary highlights selected information and does not contain all of the information that is important to you. We urge you to read the entire prospectus carefully and any information contained in or incorporated by reference in this prospectus before you decide whether to buy our common stock. You should pay special attention to the risks of investing in our common stock discussed under "Risk Factors."

BriteSmile

     We develop, produce, sell and lease advanced teeth whitening products, services and technology. Our operations include the development of technologically advanced teeth whitening processes that are distributed in professional salon-like settings known as BriteSmile Professional Teeth Whitening Centers, and in existing dental offices known as BriteSmile Professional Teeth Whitening Associated Centers.

     We offer consumers a new, simple and safe way to return teeth to their optimal natural whiteness in just one visit to a BriteSmile Center or BriteSmile Associated Center. The BriteSmile teeth whitening system uses a combination of our proprietary gas plasma light technology and wavelength specific gel. The power level is well below that used in other bleaching systems, resulting in greater comfort to consumers without sacrificing the speed of the whitening process. Our unique fiberoptic delivery arm permits blue-green light to reach all 16 front teeth simultaneously, whitening the teeth by activating the wavelength specific gel, which is applied to the teeth during three consecutive twenty-minute sessions. Including the time necessary for initial customer evaluation and consultation, prep work and clean up, the customer can complete an entire teeth whitening visit in approximately 90 minutes.



     As of March 1, 2001, we had 14 centers operating in the following locations: Beverly Hills, Irvine, Walnut Creek, Palo Alto and La Jolla, CA; Chicago, IL; Phoenix, AZ; Boca Raton, FL; Honolulu, HI; Atlanta, GA; Houston, TX; Denver, CO; Boston, MA; and New York, NY. We have also contracted with dentists to operate approximately 1,800 associated centers, of which 1,383 are in operation throughout the United States and around the world in countries including Argentina, Belgium, France, Italy, Japan, the Netherlands, Singapore and Switzerland. We plan to open additional associated centers in the United States and in select foreign locations in the future.

     In addition to our services, we also sell BriteSmile brand post-whitening maintenance products, including toothpaste and electric toothbrushes, to consumers in centers, associated centers, and on our e-Commerce Internet site. We are currently developing other BriteSmile brand post-whitening products, including mouthwash, toothbrushes, chewing gum, travel kits and breath mints.



     We were incorporated in Utah in 1984 under the name Ion Laser Technology, Inc. In 1998 we changed our name to BriteSmile, Inc. Our principal executive office is located at 490 North Wiget Lane, Walnut Creek, CA 94598. Our telephone number at that office is (925) 941-6260).

This Offering


     The selling shareholders are offering 5,908,571 shares of common stock under this prospectus. The selling shareholders acquired these shares in a private placement that was completed on April 30, 2001. In connection with that offering, we sold the selling shareholders 5,371,428 shares of common stock for $5.25 per share, or total proceeds of $28,200,000. In addition, we paid a fee to our placement agent for the offering consisting of cash compensation of $1,410,000 and warrants to purchase a total of 537,143 shares of common stock for a per share exercise price of $5.25. Because these securities were issued in reliance upon exemptions from the registration requirements of the Securities Act, they are restricted securities, meaning that they cannot be resold in the absence of registration or an available exemption from registration under the Securities Act and applicable state securities laws.

     We granted the investors and the placement agent in the private offering registration rights with respect to the common stock issued in the private placement and the shares to be issued upon exercise of the placement agent's warrants. Under the registration rights granted to the private placement investors and the placement agent, we agreed to register these securities with the SEC within 20 days from the closing date of April 30, 2001.



                                  Risk Factors

     An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below in addition to the other information presented in this prospectus or incorporated by reference into this prospectus before deciding to invest in our common stock. The risks and uncertainties described below are not the only ones facing BriteSmile. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition, or results of operations could be materially adversely affected. As a result, the market price of our common stock could decline, and you may lose all of your investment.


     We have a limited operating history upon which to evaluate our likelihood of success.


     We have only manufactured and distributed our BS2000 light-activated teeth whitening technology ("LATW") since November 1998. In November 1999, we introduced our BS3000 keycard system into our associated centers. The BS3000 is a compact and mobile version of the BS2000. We opened our first BriteSmile Center in Walnut Creek, California in February 1999, and BriteSmile Associated Centers began performing teeth whitening procedures in April 1999. Therefore, we have a limited relevant operating history upon which to evaluate the likelihood of our success. You must evaluate the likelihood of our success in light of the risks, expenses and difficulties frequently encountered in the operation and expansion of a new business and the development and marketing of new products. We cannot be certain that our business strategy will be successful or that we will successfully address these risks and difficulties. Our failure to address any of these risks or difficulties could have a material adverse effect on our business.


     We have a history of losses and accumulated deficit and this trend of losses may continue in the future.

     In 2000, we adopted a 52/53-week (4 week - 4 week - 5 week quarter) fiscal calendar and changed our fiscal year end from March to December of each year. For the Transition Period beginning April 2, 2000 and ended December 30, 2000, we had a net loss of approximately $44,000,000 and for the full fiscal year ended April 1, 2000 we had a net loss of approximately $23,500,000. As of December 30, 2000, our accumulated deficit was approximately $89,300,000. Our ability to reach and sustain profitability will depend, in part, upon the successful marketing of our existing services and products and the successful and timely introduction of new services and products. We anticipate that net losses will continue for the foreseeable future. We cannot assure you that we will achieve profitability or, if achieved, that we will sustain profitability.


     Our success will depend on acceptance of our LATW process and post-whitening maintenance products.

     We derive approximately 93% of our revenues from our LATW procedures, a relatively new teeth whitening concept for consumers. We have also begun to market BriteSmile brand toothpaste, electric toothbrushes and post-whitening procedure touchup kits through our centers and associated centers. Product sales were approximately 7% of total revenues in the 39-week Transition Period ended December 30, 2000. We expect to add other oral care accessories under the BriteSmile brand name to our line of retail products, including mouthwash, toothbrushes, chewing gum, travel kits and breath mints. Our success will depend in large part on our ability to successfully encourage consumers, dentists and dental office employees to switch from traditional and less expensive bleaching tray whitening methods to our LATW system, and on our ability to successfully market our line of post-whitening maintenance products. There can be no assurance that consumers will accept our procedure or products. Typically, medical and dental insurance policies do not cover teeth whitening procedures, including our LATW procedure, or whitening maintenance products, which may have an adverse impact upon the market acceptance of our products and services.

     Our success will depend on our ability to update our technology to remain competitive.

     The dental device and supply industry is subject to rapid technological change. As technological changes occur in the marketplace, we may have to modify our products in order to become or remain competitive or to ensure that our products do not become obsolete. While we are continuing our research and development efforts to improve our current LATW systems in order to strengthen our competitive advantage, we cannot assure you that we will successfully implement design or technological improvements to our LATW systems on a timely basis, or at all. If we fail to anticipate or respond in a cost-effective and timely manner to government requirements, market trends or customer demands, or if there are any significant delays in product development or introduction, our revenues and profit margins may decline which could adversely affect our cash flows, liquidity and operating results.


     We may have problems financing our future growth.

     Our growth strategy includes investment in and expansion of our centers and associated centers throughout the United States and internationally, increasing awareness of the BriteSmile brand and developing and marketing our brand name retail products. To finance our prior growth we have sold debt and equity securities; however, additional funds are needed in the future for continued expansion. We cannot assure you that additional financing will be available or that, if available, it will be on terms favorable to our shareholders or us. If needed funds are not available, we may be required to close existing centers, and/or limit or forego the establishment of new centers or associated centers and the development of new products, or limit the scope of our current operations, which could have a material adverse effect on our business, operating results and financial condition. We may be required to take other actions that may reduce the market price of our common stock, including borrowing money on terms that are not favorable to us.


     We may not be able to effectively compete with our competition.

     The market for teeth whitening products and services is highly competitive. Competition in the market for teeth whitening products and services may intensify in the future. Numerous well-established companies and smaller entrepreneurial companies are focusing significant resources on developing and marketing products and services that will compete with our products and services. In addition, many of our current and potential competitors have greater financial, technical, operational and marketing resources. Teeth whitening products and services offered by our competitors include traditional and often less expensive bleaching tray methods and other forms of heat or light activated curing methods. We may not be able to compete successfully against these competitors in developing, marketing and distributing our services and products, which could result in the loss of customers and could have a material adverse effect on our business. Competitive pressures may also force prices for teeth whitening services down and those price reductions may adversely affect our potential future revenue.


     We are susceptible to product liability suits and if a lawsuit is brought against us it could result in us having to pay large legal expenses and/or judgments.

     Although no lawsuits have been filed against BriteSmile relating to our products or services, because of the nature of the dental device industry, there can be no assurance that we will not be subject to that type of claims in the future. Our products come into contact with vulnerable areas of the human body, such as the mouth, tongue, teeth and gums, and, therefore, the sale and support of dental products makes us susceptible to the risk of claims for injuries. A successful product liability claim or claim arising as a result of use of our products or services brought against us, or the negative publicity brought up by these types of claims, could have a material adverse effect on our business. We maintain product liability insurance with coverage limits of $5,000,000 per occurrence and $5,000,000 per year. Although we believe that we maintain adequate insurance coverage that is reasonable and customary for our business, we cannot assure that the amount of insurance will be adequate to satisfy claims made against us in the future, or that we will be able to obtain insurance in the future at satisfactory rates or in adequate amounts.

     Future growth may place strains on our managerial, operational and financial resources and we may be unable to recruit and retain qualified personnel.

     If we grow as expected, a significant strain on our managerial, operational and financial resources may occur. Further, as the number of our centers, associated centers, customers, advertisers and other business partners grows, we will be required to manage multiple relationships with various associated center dentists, customers, strategic partners and other third parties. Future growth or increase in the number of our strategic relationships may strain our managerial, operational and financial resources, thereby inhibiting our ability to achieve the rapid execution necessary to successfully implement our business plan. In addition, our future success will also depend on our ability to expand our sales and marketing organization and our support organization commensurate with the growth of our business.


     We may experience shortages of the supplies we need because we do not have long-term agreements with suppliers.

     Our success depends to a significant degree on our ability to provide our affiliated dentists with our LATW systems, and a sufficient supply of teeth whitening gels and maintenance products. Since our BS2000 was first used commercially, we have relied upon manufacturing and supply agreements with multiple suppliers and a single manufacturer of our LATW systems, Boyd Industries in Tampa Florida. Since April 2001, our LATW systems have been manufactured by Peak Industries, Frederick, Colorado, under a new agreement between BriteSmile and Peak. Excimer Vision Leasing L.P. will finance our purchase of the LATW systems, and will then lease the LATW systems to us under a $15,000,000 Lease Line Agreement. This change in manufacturers may initially result in delays between the date of final shipments of LATW devices produced by prior manufacturer, and shipments of LATW devices manufactured by Peak. Those delays could delay receipt of revenues from associated centers that receive systems from the new manufacturer. We have no long-term purchase contracts or other contractual assurance of continued supply, pricing or access to new products. While we believe that we have good relationships with our suppliers and our manufacturer, if we are unable to extend or secure manufacturing services or to obtain component parts or finished products from one or more key vendors on a timely basis and on acceptable commercial terms, our results of operations could be seriously harmed.


     We need to successfully manage our growth in order for the addition of any new BriteSmile Centers and BriteSmile Associated Centers to be profitable.

     Although we have grown significantly in the past two years in terms of numbers of centers and associated centers opened and in operation, we may not be able to achieve profitable operations at these centers. We currently have 14 centers in operation. We have no current plans to open additional centers. Successful introduction of any new centers is subject to, among other things, securing suitable sites on satisfactory terms, hiring, training and retaining qualified dentists, support staff and other personnel, having adequate capital resources and successfully integrating new centers into existing operations. It is possible that any new centers, if opened, will not achieve sales levels comparable to existing centers. Our future growth depends primarily upon expansion of the number of our associated centers. We cannot assure you that we will be successful in expanding the number of associated centers, or that these new associated centers will achieve sales levels satisfactory to us.


     A large volume of resales of our common stock that has been issued privately or on the exercise of warrants and subsequent resales of those shares may result in downward pressure or increased volatility in the trading price of our common stock.

     Because we have registered for resale the shares of common stock issued upon the conversion in December 2000 of $19,200,000 principal amount of notes originally issued in June and August 2000, and registered for resale the shares of common stock issuable upon the exercise of the warrants granted in June and August 2000 in connection with the sale of those notes, and the shares covered by this prospectus, the holders thereof who are not in positions of control or management with BriteSmile may sell without regard to any volume restrictions, including the volume restrictions set forth in Rule 144 promulgated under the Securities Act. As a result, resales by the holders of that stock could lead to an excess supply of shares of our common stock in the market, which could, in turn, result in downward pressure or increased volatility in the trading price of our common stock.




     We cannot guarantee that the patents we have applied for will be granted, or that even if granted, competitors will not infringe them.

     We have filed a number of patent applications related to the LATW system which are currently pending, including patent applications related to the composition of our whitening gel, methods of whitening teeth with light tissue isolation barriers, our business method and our unique system of delivery of light to all teeth simultaneously through our gas-plasma light activating device. In January 2001, patents were issued to BriteSmile related to a method for light-activated tooth whitening, and a design for a device that provides light to teeth for whitening procedures. In addition, we have ongoing research and development efforts to improve and expand our current technology, and to develop new teeth whitening compositions and light devices. Although we intend to continue to apply for patents as advised by patent counsel, we cannot assure you that additional patents will be issued or that, if they are issued, any new patents or our existing patents will not be infringed upon by third parties or that they will cover all aspects of the product or system to which they relate.


     If we are unable to protect our intellectual property rights, this inability could weaken our competitive position, reduce our revenue and increase our costs.

     In addition to patents, we rely on a combination of trade secrets, copyright and trademark laws, nondisclosure agreements and other contractual provisions and technical measures to protect our intellectual property rights. These measures may not be adequate to safeguard the technology underlying our products and services. If they do not protect our rights, third parties could use our technology, and our ability to compete in the market would be reduced. In addition, employees, consultants and others who participate in the development of our products and services may breach their agreements with us regarding our intellectual property, and we may not have adequate remedies for the breach. We also may not be able to effectively protect our intellectual property rights in some foreign countries. For a variety of reasons, we may decide not to file for additional patent, copyright or trademark protection outside of the United States or in foreign jurisdictions. We also realize that our trade secrets may become known through other means not currently foreseen by us. Notwithstanding our efforts to protect our intellectual property, our competitors may independently develop similar or alternative technologies or products that are equal or superior to our technology and products without infringing on any of our intellectual property rights or design around our proprietary technologies.


     Our products or services could infringe on the intellectual property rights of others, which may cause us to engage in costly litigation and, if we are not successful, could also cause us to pay substantial damages and prohibit us from selling our products or services.

     Third parties may assert infringement or other intellectual property claims against us. We may have to pay substantial damages, including treble damages, for past infringement if it is ultimately determined that our products or services infringe a third party's proprietary rights. Further, we may be prohibited from selling our products before we obtain a license, which, if available at all, may require us to pay substantial royalties. Even if these claims are without merit, defending a lawsuit takes significant time, may be expensive and may divert management's attention from other business concerns. Notwithstanding the foregoing, we are not aware of any infringement or other intellectual property claims asserted or threatened against us by others.


     We are subject to government regulation regarding the corporate practice of dentistry.

     Our corporate structure, operation of centers and contractual relationships with the licensed dentists at our centers are subject to government regulation and may be reviewed by applicable state agencies governing the practice of dentistry (such as a Board of Dental Examiners). We believe that our present and contemplated operation of centers is and will be in compliance in all material respects with applicable federal, state and local laws and regulations, and that favorable review of our corporate structure would be obtained from any state agency which chooses to review our operational structure. However, we cannot assure you that favorable review would be obtained in all instances. If we are unable to obtain favorable review, we may be subject to penalties. Further, if we are unable to comply with the applicable laws and regulations in any state, we may be limited in those states to offering our LATW procedure through associated centers. We continue to cooperate with state regulatory agencies to respond to any requests for information about our business structure and to obtain any necessary governmental approvals. We cannot assure you that future enactments, amendments or interpretations of government regulations will not be more stringent, and will not require structural, organizational or operational modifications to our existing or future contractual relationships with the licensed dentists at our centers who provide our services.


     We may become subject to government regulation regarding our teeth whitening services and products.

     The light used in the LATW systems is categorized as a Class I Medical Device as defined by the Food and Drug Administration. As long as the light is used specifically to perform cosmetic dental procedures (teeth whitening), it is not subject to pre-market notification requirements, although we are subject to FDA requirements regarding handling of complaints and other general FDA record keeping standards. We cannot assure you that some or all of the existing government regulations will not change significantly or adversely in the future, or that we will not become subject to compliance with additional and stricter government regulations which could, in the future, affect our potential future revenue.


     Ownership of our common stock is concentrated in a limited number of shareholders.

     Current directors and executive officers of BriteSmile, or their affiliates, own and control approximately 67% of our common stock and, therefore, have ultimate authority to make all major decisions affecting our business, including the identity and make-up of our Board of Directors, and any other matters requiring approval of the shareholders.


     Our efforts to build strong brand identity and customer loyalty may not be successful.

     We believe that establishing and maintaining brand identity and brand loyalty is critical to attracting customers, dentists and other strategic partners. In order to attract and retain these groups, and respond to competitive pressures, we intend to continue substantial spending to create and maintain brand loyalty. We believe that advertising rates, and the cost of advertising campaigns in particular, could increase substantially in the future. If our branding efforts are not successful, our results of operations could be adversely affected.

     Promotion and enhancement of the BriteSmile brand will also depend on our success in consistently providing a high-quality customer experience for our teeth whitening services and satisfaction with our products. If customers do not perceive our service and product offerings to be of high quality, or if we introduce new services and products that are not favorably received by these groups, the value of the BriteSmile brand could be harmed. Any brand impairment or dilution could decrease the attractiveness of BriteSmile to one or more of these groups which could harm our reputation, reduce our net revenue and cause us to lose customers.


     Failures in our information technology systems or the systems of third parties could adversely affect our business and result in a loss of customers.

     Our web site or our Internet-based scheduler system may experience slow response times, decreased capacity to accommodate a large number of customers or a temporary disruption in service for a variety of reasons. Additionally, power outages and delays in these services may interrupt or prevent us from immediately coordinating with the schedules of centers and associated centers, and may interrupt or prevent customers from arranging for our services or from ordering our products through our e-Commerce Internet site. Any of these potential problems could have an adverse effect on business.

     Computer hardware and software components to our scheduler system are located at our headquarters. In addition, a back-up file server and tape back-ups of the scheduler database reside both at our headquarters and off-site. Delays in scheduling teeth whitening procedures would result if we were required to use our backup computer hardware and software systems. Nevertheless, natural disasters such as floods, fires, and power outages, telecommunications failures, physical or electronic break-ins or vandalism, viruses and other similar events could damage our hardware and software systems, lead to a loss of data, cause substantial disruption in our business operations, and have a material adverse effect on our business.




                 Explanation About Forward-Looking Information-

    This prospectus, including information contained in documents that are incorporated by reference in this prospectus, contains "forward-looking statements," as that term is defined by federal securities laws, that relate to the financial condition, results of operations, plans, objectives, future performance and business of BriteSmile. These statements are frequently preceded by, followed by or include the words "believes," "expects," "anticipates," "estimates" or similar expressions. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, including, among other things:

     . Anticipated trends in our business, including consumer acceptance of and willingness to pay for teeth whitening services;

     . Adequacy of our management and infrastructure to manage growth in sales and locations;

     . Deployment of additional centers at new locations and increasing sales at existing locations;

     .    Securing capital for future acquisitions and growth; and

     .    Adaptation to changes in the regulatory environment.


     In addition to these risks, in the section of the prospectus entitled "Risk Factors" we have summarized a number of the risks and uncertainties that could affect the actual outcome of the forward-looking statements included in this prospectus. We advise you not to place undue reliance on these forward-looking statements in light of the material risks and uncertainties to which they are subject. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


                                Use of Proceeds

     The shares of common stock being offered are solely for the accounts of the selling shareholders. BriteSmile will not receive any proceeds from the sale of the common stock.




                                Dividend Policy

     We have never paid cash dividends on our common stock. We intend to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. The declaration and payment of dividends are subject to the discretion of our board of directors. In addition, it is possible that any debt financing agreements entered into in the future may contain restrictions on our ability to declare dividends with respect to our common stock.

                             Selling Shareholders


     The table below lists the selling shareholders and other information regarding the actual or potential beneficial ownership of our common stock by each of the selling shareholders as of May 11, 2001. Of the 5,908,571 shares of common stock offered by the selling shareholders, 537,143 shares are issuable upon the exercise of warrants issued to the private placement agent.

     The second column of the table sets forth the number of shares beneficially held by each selling shareholder on May 11, 2001, including the number of shares that would have been held by the placement agent on May 11, 2001 upon conversion of all of the warrants. The information provided in this table has been obtained from the selling shareholders.

                                            Shares Owned by                                     Percentage of
                                            or Issuable to                      Shares Owned       Shares
                                                Selling                         Beneficially    Beneficially
                                           Shareholder Prior   Shares Offered    After this    Owned After the
      Name of Selling Shareholders           to Offering(1)       Hereby          Offering        Offering
----------------------------------------   -----------------   --------------   ------------   ---------------
Erinch R. Ozada, IRA Rollover...........       100,000            100,000               -             -
Eric Erdinch Ozada......................         7,000              7,000               -             -
Eric E. Ozada Irrev. Trust..............         5,000              5,000               -             -
Joyce E. Heinzerling....................         3,750              3,750               -             -
Pharos Fund Limited.....................       325,850            325,850               -             -
Lighthouse Partners (USA) LP............        80,250             80,250               -             -
Lighthouse Investment Fund..............        29,580             29,580               -             -
Mary Kathryn Norman.....................        19,000             19,000               -             -
H. Kenneth Jackier......................         1,000              1,000               -             -
Ascend Partners, LP.....................        67,103             54,286          12,817             *
Ascend Partners Sapient, LP.............        12,744             10,667           2,077             *
Ascend Offshore Fund....................       207,848            173,142          34,706             *
Bonanza Partners, Ltd...................        68,047             19,047          49,000             *
Federal Partners, L.P...................       900,000            900,000               -             -
Gryphon Master Fund, L.P................       223,809            223,809               -             -
North Olmsted Partners, LP..............       223,800            223,800               -             -
Narragansett I, LP......................        34,000             34,000               -             -
Narragansett Offshore, Ltd..............        66,000             66,000               -             -
Firstar Bank N.A. fbo The
Perkins Opportunity Fund................       130,000            130,000               -             -
Piper Jaffray Healthcare Fund III, L.P..       380,953            380,953               -             -
Rainbow Trading Corporation.............        95,238             95,238               -             -
RS Diversified Growth...................       402,700            350,500          52,200             *
RS Microcap Growth......................       165,829             65,829         100,000             *
The Paisley Pacific Fund................       129,200            120,500           8,700             *
The Paisley Fund, L.P...................        38,000             34,600           3,400             *
White Rock Capital Partners, L.P........       149,356            142,856           6,500             *
Thomas U. Barton........................         9,524              9,524               -             -
Joseph U. Barton........................         9,524              9,524               -             -
Tex Rock, Ltd...........................        28,572             28,572               -             -
Scott R. Griffith SEP IRA (2)...........       276,385            276,385               -             -
Jesse B. Shelmire IV (3)................       276,385            276,385               -             -
Richard F. Dahlson......................         9,524              9,524               -             -
SMALLCAP World Fund, Inc................       962,000            962,000               -             -

                                            Shares Owned by                                     Percentage of
                                            or Issuable to                      Shares Owned       Shares
                                                Selling                         Beneficially    Beneficially
                                           Shareholder Prior   Shares Offered    After this    Owned After the
      Name of Selling Shareholders           to Offering(1)       Hereby          Offering        Offering
----------------------------------------   -----------------   --------------   ------------   ---------------
American Funds Insurance Series Global
Small Capitalization Fund...............       180,000            180,000               -             -
Putnam Variable Trust-Putnam VT Small
Cap Value Fund..........................        79,300             79,300               -             -
Putnam Investment Funds-Putnam Small
Cap Value Fund..........................       301,652            301,652               -             -
Andrew W. May (3).......................       188,048            179,048           9,000             *
                                                               ----------
                                                                5,908,571

_____________________

*    Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities, subject to community property laws where applicable. Shares of common stock that a person has the right to acquire within 60 days of May 25, 2001 through the conversion or exercise of any security or other right are deemed to be beneficially owned by the person holding those securities or rights. Except as indicated in the footnotes to this table and as provided pursuant to applicable community property laws, the shareholders named in the table have sole voting and investment power with respect to the shares set forth opposite each shareholder's name.

(2) Includes 179,047 shares issuable upon exercise of warrants to purchase common stock.

(3) Includes 179,048 shares issuable upon exercise of warrants to purchase common stock.




                             Plan of Distribution


     We are registering the resale of shares of common stock on behalf of the selling shareholders. The selling shareholders or, subject to applicable law and the registration rights granted to them in connection with the private placement of the shares, their transferees, may offer and resell the shares from time to time, either in increments or in a single transaction. They may also decide not to sell all of the shares they are allowed to resell under this prospectus. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

     The selling shareholders may sell the shares in one or more types of transactions:

     .    on the Nasdaq National Market;

     .    in negotiated transactions;

     .    in ordinary brokers' transactions;

     . in transactions involving cross or block trades or otherwise on the Nasdaq National Market;

     . in purchases by brokers, dealers or underwriters as principal and resale by those purchasers for their own accounts under this prospectus;

     . "at the market" to or through market makers or into an existing market for the common stock;

     . in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

     . through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise); or

     .    to cover short sales.


     The shares may be sold at market prices prevailing at the time of sale, or at negotiated prices. These transactions may or may not involve brokers or dealers. In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate in the resales. The selling shareholders may enter into hedging transactions with broker-dealers, and in connection with those transactions, broker-dealers may engage in short sales of the shares. The selling shareholders also may sell shares short and deliver the shares to close out such short positions. The selling shareholders also may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares, which the broker-dealer may resell pursuant to this prospectus. The selling shareholders also may pledge the shares to a broker-dealer or financial institution, and upon a default, the broker-dealer or financial institution may effect sales of the pledged shares pursuant to this prospectus.

     Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling shareholders in amounts to be negotiated in connection with the sale. The selling shareholders and any participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting compensation. The selling shareholders will pay all brokerage commissions and similar selling expenses, if any, attributable to the sale of the shares.

     We have agreed to indemnify each selling shareholder against liabilities that may arise in connection with the registration, offer and sale of the shares, including liabilities arising under the Securities Act. The selling shareholders also may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares against liabilities that may arise in connection with the registration, offer and sale of the shares, including liabilities under the Securities Act. See, however, the information describing the position of the SEC concerning indemnification for liabilities under the Securities Act in the section captioned "SEC Position on Indemnification," on page 14 of this prospectus.

     Information as to whether underwriters who the selling shareholders may select, or any other broker-dealer, is acting as principal or agent for the selling shareholders, the compensation to be received by underwriters that the selling shareholders may select or by any broker-dealer acting as principal or agent for the selling shareholders, and the compensation to be paid to other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent any such information exists or is required, be set forth in a supplement to this prospectus. The supplement will disclose:

     . the name of each applicable selling shareholder and of the participating broker-dealers,

     .    the number of shares involved,

     .    the price at which those shares are sold,

     . the commissions paid or discounts or concessions allowed to those broker-dealers, where applicable,

     . that the broker-dealers did not conduct any investigation to verify the information in this prospectus, and

     .    any other facts material to the transaction.

     Because they may be deemed to be underwriters, the selling shareholders and any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including a prospectus supplement, if any, to any person who purchases any of the shares from or through that dealer or broker. This might include delivery through the facilities of the Nasdaq National Market in accordance with Rule 153 of the Securities Act.

     We have advised the selling shareholders that during such time as they may be engaged in a distribution of the shares they are required to comply with Regulation M promulgated under the Exchange Act. Regulation M generally precludes any selling shareholder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the common stock.

       Under the Exchange Act, any person engaged in the distribution of the shares of common stock may not simultaneously engage in market-making activities with respect to the common stock for five business days prior to the start of the distribution. In addition, each selling shareholder and any other person participating in a distribution will be subject to the Exchange Act, which may limit the timing of purchases and sales of common stock by the selling shareholder or any such other person.


                                 Legal Matters


     The validity of the Shares offered hereby will be passed upon for BriteSmile by Durham Jones & Pinegar, P.C., Broadway Centre, Suite 900, 111 East Broadway, Salt Lake City, Utah 84144.


                                    Experts

     The consolidated statements of BriteSmile appearing in BriteSmile's Annual Report (Form 10-K) for the year ended December 30, 2000, have been audited by Ernst & Young, LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                        SEC Position on Indemnification

     Sections 16-10a-901 et. seq. of the Utah Business Corporation Act, together with Article 5 of our bylaws, provide for indemnification of our directors, officers, employees, fiduciaries or agents, subject to the determination in each instance that indemnification is in accordance with the standards set forth in the Utah Act and in the bylaws. We may purchase and maintain liability insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent against liability asserted against or incurred by him or her in that capacity or arising from his or her status as a director, officer, employee, fiduciary, or agent, whether or not we would have power to indemnify him or her against the same liability under the provisions of the bylaws.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling BriteSmile pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                      Where You Can Find More Information

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Rooms in Washington, D.C., New York, New York, and Chicago, Illinois. The Public Reference Room in Washington, D.C. is located at 450 Fifth Street, N.W. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus and refer you to the documents listed below:

     . Our Annual Report on Form 10-K for the transition period ended December 31, 2000;

     .    Our Quarterly Report on Form 10-Q for the quarter ended March 31,
          2001; and

     . Any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the filing of a post-effective amendment that indicates that all shares offered have been sold or which deregisters all shares then remaining unsold.

     This prospectus is part of a registration statement on Form S-3 filed with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about our company and the common stock. You may request a copy of any or all of these documents without charge. You should direct written or telephone requests for copies to our principal office: BriteSmile, Inc., 490 North Wiget Lane, Walnut Creek, CA 94598,
Attention: Chief Financial Officer (telephone: (925) 941-6260).

                               Table of Contents



Summary                                                                       3

Risk Factors                                                                  4

Explanation About Forward-Looking Information                                 8

Use of Proceeds                                                               9

Dividend Policy                                                               9

Selling Shareholders                                                         10

Plan of Distribution                                                         12

Legal Matters                                                                13

Experts                                                                      14

SEC Position on Indemnification                                              14

Where You Can Find More Information                                          14


Dealer Prospectus Delivery Obligation. All dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.




                               BriteSmile, Inc.


                                   5,098,571
                                    SHARES


                                 COMMON STOCK


                                 ------------

                                  PROSPECTUS

                                 ------------


                                 MAY __, 2001

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by the Company. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Filing Fee - Securities and Exchange Commission                  $   14,062
Legal fees and expenses of the Company                               45,000
Accounting fees and expenses                                         15,000
Blue Sky fees and expenses                                           10,000
Printing expenses                                                       500
Miscellaneous expenses                                                5,000
                                                                 ----------
Total Expenses                                                   $   89,562
                                                                 ==========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Sections 16-10a-901 et. seq. of the Utah Business Corporation Act (the AUtah Act@), together with Article 5 of the Bylaws of the Company, provide for indemnification of the Company's directors, officers, employees, fiduciaries or agents, subject to the Company's determination in each instance that indemnification is in accordance with the standards set forth in the Utah Act and in the Bylaws. The Company may purchase and maintain liability insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the Company against liability asserted against or incurred by him or her in that capacity or arising from his or her status as a director, officer, employee, fiduciary, or agent, whether or not the Company would have power to indemnify him or her against the same liability under the provisions of the Bylaws.


ITEM 16.  LIST OF EXHIBITS.

5     Opinion of Durham Jones & Pinegar, P.C.*

23.1 Consent of Durham Jones & Pinegar, P.C., included in Exhibit 5 filed herewith.*

23.2  Consent of Ernst & Young LLP

*     Previously filed

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any derivation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

          Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

     (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d)
of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the indemnification provisions described herein, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement as amended to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Walnut Creek, State of California, on this 30th day of May, 2001.




                                    BriteSmile, Inc.


                                    By:  /s/ John Reed
                                        ____________________________
                                        John Reed
                                        Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                    Title                           Date
---------                                    -----                           ----

/s/ Anthony M. Pilaro        Chairman of the Board of Directors          May 30, 2001
-------------------------
Anthony M. Pilaro


/s/ John L. Reed             Chief Executive Officer                     May 30, 2001
-------------------------    and Director (Principal Executive Officer)
John L. Reed


/s/ Peter Hausback           Chief Financial Officer                     May 30, 2001
------------------------     (Principal Accounting Officer)
Peter Hausback


/s/ Linda S. Oubre
-------------------------    Director                                    May 30, 2001
Linda S. Oubre


/s/ R. Eric Montgomery
-------------------------    Director                                    May 30, 2001
R. Eric Montgomery


-------------------------    Director                                    May ___, 2001
Gerald Poch


-------------------------    Director                                    May ___, 2001
Dr. Gasper Lazzara, Jr.


/s/ Brad Peters
-------------------------    Director                                    May 30, 2001
Brad Peters


-------------------------    Director                                    May __, 2001
Harry Thompson


-------------------------    Director                                    May __, 2001
Peter Schechter

/s/ Dennis F. Hightower
-------------------------    Director                                    May 30, 2001
Dennis F. Hightower

                                 EXHIBIT INDEX

5     Opinion of Durham Jones & Pinegar, P.C.*

23.1 Consent of Durham Jones & Pinegar, P.C., included in Exhibit 5 filed herewith.*

23.2  Consent of Ernst & Young LLP

*     Previously filed